Exhibit 99.1

ARGAN, INC. ANNOUNCES 2015 REGULAR CASH DIVIDEND

September 18, 2015— ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) today announced that its Board of Directors declared a regular cash dividend in the amount of $0.70 per share of common stock, payable November 5, 2015 to shareholders of record at the close of business on October 15, 2015. Rainer Bosselmann, Chairman and Chief Executive Officer, commented, “Argan is pleased to announce the payment of a regular cash dividend of $0.70 per share of common stock for the fiscal year ending 2016. Gemma Power Systems continues to successfully execute the Panda projects in Pennsylvania.”

The Argan, Inc. Board of Directors, by moving from a special cash dividend to a regular cash dividend reaffirms its strong support of our successful operations and its desire to share Argan’s economic success with its shareholders. The Board will continue to evaluate Argan, Inc.’s ongoing financial and operational performance in determining the amount and timing of future dividends to ensure they are strategically aligned to enhance shareholder value.

About Argan, Inc.

Argan’s primary business is providing services to the power industry with a full range of engineering, procurement, construction, commissioning, operations management, maintenance and development and consulting through its subsidiaries Gemma Power Systems and Atlantic Projects Company. Argan also owns Southern Maryland Cable, Inc., which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of our power industry services business. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Cynthia Flanders
301.315.0027	301.315.0027